Exhibit 99.1

Macerich Announces Appointment of Devin Murphy to Board of Directors

Murphy Previously Served as President of Phillips Edison & Company (NASDAQ: PECO), One of the Nation’s Largest Owners and Operators of Grocery-anchored Neighborhood Shopping Centers

Brings Nearly Three Decades of Investment Banking Experience to the Board

SANTA MONICA, Calif., January 24, 2025 (GLOBE NEWSWIRE) — Macerich (NYSE: MAC), one of the nation’s leading owners, operators and developers of major retail properties in top markets, today announced the appointment of Devin Murphy to its Board of Directors, effective February 1, 2025.

With the addition of Mr. Murphy, Macerich’s Board will have nine directors, eight of whom are independent.

A seasoned retail REIT executive, Mr. Murphy served for more than a decade at Phillips Edison & Company (PECO), one of the nation’s largest owners and operators of grocery-anchored neighborhood shopping centers. Mr. Murphy served as PECO’s President from 2019 until 2024. He was the company’s CFO for six years prior to becoming President in 2019. Mr. Murphy was elected to the Board of Directors of PECO, a NASDAQ-listed REIT, in July 2024.

Before joining PECO in 2013, Mr. Murphy worked for 28 years as an investment banker and held senior leadership roles at Morgan Stanley and Deutsche Bank. He was the Global Head of Real Estate Investment Banking at Deutsche Bank, where his team executed over 500 transactions, representing total transaction volume over $400 billion, and a Vice Chairman at Morgan Stanley.

“On behalf of my fellow board members, we are incredibly pleased to welcome Devin to the Macerich Board,” said Jack Hsieh, President and CEO, Macerich. “Devin is a highly respected leader within the REIT industry, and he brings a wealth of experience and strategic counsel as we execute on the Path Forward plan. I look forward to working with Devin as we continue to execute on all our strategic priorities.”

Last May, Macerich launched its detailed Path Forward plan designed to lead the company to elevated performance and forward its mission to add long-term value for shareholders, partners, and customers. Macerich’s three-part plan is focused on simplifying its business, improving operational performance and reducing leverage.

“I am honored by the opportunity to join the Macerich Board as the company further positions itself as an industry leader under Jack’s steady guidance,” said Mr. Murphy. “I look forward to bringing my expertise in both the REIT and investment space in supporting the success of Macerich’s well-crafted Path Forward strategy that concentrates the portfolio on its best properties and a substantially stronger balance sheet.”

Mr. Murphy currently serves as a Senior Advisor to Fifth Wall, the largest venture capital firm focused on the global real estate industry. He is also a Director of CoreCivic, a NYSE-listed, diversified government solutions company, where he serves on the Audit and Risk committees and chairs the Nominating and Governance committee.

Mr. Murphy earned a B.A. in English and History with Honors from the College of William and Mary and an MBA from the University of Michigan.

About Macerich

Macerich is a fully integrated, self-managed, self-administered real estate investment trust (REIT). As a leading owner, operator, and developer of high-quality retail real estate in densely populated and attractive U.S. markets, Macerich’s portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. Developing and managing properties that serve as community cornerstones, Macerich currently owns 43 million square feet of real estate, consisting primarily of interests in 40 retail centers. Macerich is firmly dedicated to advancing environmental goals, social good, and sound corporate governance. A recognized leader in sustainability, Macerich has achieved a #1 Global Real Estate Sustainability Benchmark (GRESB) ranking for the North American retail sector for ten consecutive years (2015-2024). For more information, please visit www.Macerich.com.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at investing.macerich.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found through social media platforms such as LinkedIn. Reconciliations of non-GAAP financial measures, including NOI and FFO, to the most directly comparable GAAP measures are included in the earnings release and supplemental filed on Form 8-K with the SEC, which are posted on the Investor Relations website at investing.macerich.com.